Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 5th, 2013 by and between Here to Serve Holding Corp. (the “Company”), a Corporation organized and existing under the laws of the State of Delaware (the “Company”), and Jeffrey S. Cosman (“Executive”).

RECITALS

Executive developed or co-developed the concept, strategy, direction, and management team for and on behalf of the Company. Executive desires to continue his employment with the Company, and the Company desires to continue Executive’s employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01
Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will employ Executive for the period beginning November 15th, 2013 (the “Commencement Date”) and ending on December 31, 2016, (the “Initial Term”).  The Initial Term shall be automatically renewed for successive consecutive one- (1-) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to a the “term of employment”) thereafter unless either party sends notice to the other party, not more than 270 days and not less than 180 days before the end of the then-existing term of employment, of such party’s desire to terminate the Agreement at the end of the then-existing term, in which case this Agreement will terminate at the end of the then-existing term. Executive will serve the Company during the term of employment.

ARTICLE II

Duties

2.01 (a) During the term of employment, Executive will:

(i)Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii)Serve as the Chairman of the Board of Directors of the Company and as Chief Executive Officer of the Company;

(iii)Perform the duties and services consistent with the title and function of such office, including without limitation, those set forth in the By-Laws of the Company; and

(b)Executive shall serve at the Company’s principal headquarters located in its current offices or those within a twenty (20) mile radius as determined by the Company’s Board of Directors.

(c)Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (ii) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities provided that Executive’s engagement does not result in a violation of his covenants under this Section or Article VI hereof; or (iii) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company reasonably approves of such appointments and Executive’s performance of his duties on such boards does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III

Base Compensation

3.01The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($500,000.00) per annum (the “Base”), payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. The Base will be increased on January 1 of each year by five percent (5%) per annum (which figure shall act as a surrogate for the service cost of living increases) over the then-existing Base.  It is further understood that other than five thousand dollars ($5,000.00) per month, the remaining compensation package will accrue until a minimum funding of the Corporation of two hundred and fifty thousand dollars ($250,000.00).  At such time the compensation will be paid on a regular basis and the accrued sums will be deemed due and payable.

3.02 If the Company is unable to make a semi-monthly installment within two months of the date upon which it is due, then interest shall accrue and be paid on such semi-monthly installment at a rate of 18% per annum.

3.03Cash Bonus. In addition to the Base, the Company shall pay to the Executive a bonus determined by the relationship between the Company’s annual performance and an annual target performance set each year by mutual agreement between the Company and the Executive as follows:

% of Target	>150%	149-120%	119-100%	99-80%	79-60%	Under 60%
% of Base Salary	150%	149-120%	119-100%	60%	30%	0%

3.04  Stock Bonus.  Executive shall be entitled to an annual bonus, payable in restricted common stock of the Company, based upon acquisitions by the Company or its subsidiaries of substantially all the assets of existing businesses or of controlling interests in existing business entities during each calendar year of this Agreement.  The bonus shall be calculated as of January 15th of each year of this Agreement based upon transactions which took place in the immediately preceding calendar year.  The bonus shall be calculated as follows:    The dollar value of the bonus shall be calculated by multiplying the sum of the purchase prices of all transaction in which the Company or any of its subsidiaries acquired substantially all of the assets of any existing business or the controlling interest in any existing business entity during the immediately preceding year by .05.  The dollar value of such bonus shall then be divided by the average closing bid price (as reported by The OTC or Electronic Bulletin Board) of the common stock of the Company for the five (5) consecutive trading days ending on the last trading day of the previous calendar year.  The resulting calculation shall be the number of restricted commons shares of the Company which shall be issued to the Executive.  The calculations described above shall be made by no later than January 15th of the year following the calendar year for which the calculations are based and the shares shall be issued to the Executive within 15 days of the calculation having been completed.

ARTICLE IV

Reimbursement and Employment Benefits

4.01Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”), the terms of which are set forth on Schedule 4.01. The Company shall pay all premiums with respect to such Plans. To the extent that such reimbursement is deemed to be includable in Executive’s gross income, the Company shall pay to the Executive the Tax Effect (as defined herein) of such sum (e.g., if the reimbursement is $1000.00, then the Company would pay to the Executive the sum of $666.67, which is $1000 divided by the Tax Effect (assuming a 40% rate), and subtracting the amount reimbursed). “Tax Effect” shall mean the quotient of the amount reimbursed divided by 0.54.

4.02Vacation. Executive shall be entitled to five (5) weeks of vacation and twelve (12) personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years. If all such vacation and personal time to which Executive is entitled is not taken by Executive before the termination of this Agreement, Executive shall be entitled to be reimbursed upon termination (for any reason) for such lost time in accordance with the Base then in effect.

4.03Performance-Enhancing Items. Executive shall be entitled to receive from the Company (a) an annual car allowance up to Twelve Thousand Dollars ($12,000.00) per annum, and (b) reimbursement by the Company for home office expenses including without limitation the purchase and maintenance of a home computer with linkup facilities to the Company, a home facsimile, printer and scanner, interconnection of two telephone or cable connections to the Internet, laptop computer, portable mobile phone, together with any charges for the use thereof.  To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.04Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company including business class air travel for flights of 4 hours or more, quality hotels and rental cars, entertainment and similar executive expenditures provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.05Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans. To the extent permissible by law, the Company shall match in cash fifty percent (50%) of all of Executive’s contributions to such plan or plans. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

    4.06Life Insurance. The Company shall pay all premiums for Executive to receive on his life (a) term life insurance premiums paid by Executive on his own life, provided that the life insurance proceeds do not exceed 300% of Executive’s previous year’s Base and Bonus and (b) split dollar life insurance in the face amount of $1 million, it being understood that Executive may designate the beneficiary (or beneficiaries) of such policies. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.07Directors and Officers Liability Insurance.  The Company will provide liability insurance coverage protecting Executive and his estate, to the extent permitted by law against suits by fellow employees, shareholders and third parties and criminal and regulatory investigations arising out of any alleged act or omission occurring with the course and scope of Executive’s employment with the Company.  Such insurance will be in an amount not less than two million dollars.

4.08Financial Planning. The Company shall reimburse Executive for all legal, and accounting costs, fees, and expenses incurred each year by Executive in connection with (a) income tax preparation and (b) estate planning, provided that the aggregate annual expenses to be reimbursed shall not exceed Ten Thousand Dollars ($10,000.00). To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.09Legal Costs. The Company shall reimburse Executive for all of his reasonable legal costs, fees, and expenses incurred in connection with the preparation and negotiation of this Agreement, such reimbursable sum of fees not to exceed Five Thousand Dollars ($5,000.00). To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.10Outplacement. In the event of the termination of this Agreement for any reason except for Cause, the Company shall pay the reasonable costs of an outplacement agency designated by Executive for a one- (1-) year period.

ARTICLE V

Termination

5.01Automatic. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.02, (b) the Executive’s termination pursuant to section 5.03 or (c) the Executive’s death.

5.02By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a)Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean the Executive’s absence from work due to a physical or mental illness or disability for a consecutive period of one hundred eighty (180) days in any one (1) year period.

(b)Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i)Any willful violation by Executive of any material provision of this Agreement (including without limitation Sections 6.01 and 6.02 hereof) causing demonstrable and serious injury to the Company, upon written notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach;

ii)Embezzlement by Executive of funds or property of the Company;

(iii)Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, or gross negligence on the part of Executive in the performance of his duties as an employee of the Company causing demonstrable and serious injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; or

(iv)A felony conviction of Executive under the laws of the United States or any state (except for any conviction based on a vicarious liability theory and not the actual conduct of the Executive).

Upon a termination for Cause, the Company shall pay Executive his Base and benefits including vacation pay through the date of termination of employment; and Executive shall receive no severance under this Agreement.

5.03By the Executive. This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a)Change in Control. Upon the occurrence of a “Change in Control” (as defined herein) of the Company. The term “Change in Control” shall mean any of the following: (i) a replacement of more than one half of the Board of Directors of the Company, (ii) a sale of more than one half of the voting securities of the Company (or the entity ultimately owning or controlling such Company) or the sale or exchange of all or substantially all of the assets of either such Company, (iii) a merger or consolidation involving either such entity where the entity is not the survivor in such merger or consolidation (or the entity ultimately owning or controlling such entity), (iv) a liquidation, winding up, or dissolution of either such entity or (v) an assignment for the benefit of creditors, foreclosure sale, voluntary filing of a petition under the Bankruptcy Reform Act of 1978, or an involuntary filing under such act which filing is not stayed or dismissed within 45 days of filing.

(b)Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company.  The term “Constructive Termination” shall mean any of the following:

(i)Any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03;

(ii)Relocation of Executive’s offices in excess of 20 miles from its current headquarters office location; or

(iii)A substantial and continued reduction in the level of support, services, staff, secretarial resources, office space, and accoutrements below that which is reasonably necessary for the performance of Executive’s duties hereunder, consistent with that of other key executive employees.

5.04Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination for Cause, the Executive shall be entitled to (a) a payment equal to the greater of (i) three (3) years or (ii) the length of the remaining term hereof worth of the then-existing Base and the last year’s Bonus (the “Severance”) and (b) retain the benefits set forth in Article IV for the balance of the term. If the Severance is equal to the amount set forth in clause (ii), the Company shall also pay to Executive in a timely fashion any excise and other penalties and taxes as a result of section 280G of the Internal Revenue Code of 1986 as amended (or such replacement or successor provision and applicable state law counterpart). The Severance shall be paid, at Executive’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made (except in the case of the Bonus which shall be payable in a lump sum between January 1 and January 10 of each year).

ARTICLE VI

Covenants

6.01Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or for a period of five years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder; provided, however, that confidential information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive).

6.02All records, papers, and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.03Following the termination of Executive’s employment hereunder for any reason except for those set forth in section 5.03 in which event this section is inapplicable, Executive shall not for a period of twelve (12) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers).

6.04If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.05Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.06The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

ARTICLE VII

Assignment

7.01This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law; Miscellaneous

9.01This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All actions brought to interpret or enforce this Agreement shall be brought in courts located in Cobb County, Georgia.

9.02In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim, or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Here To Serve Holding Corp.

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman
Chairman

Here To Serve Holding Corp.

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman
CEO